Exhibit 7


                         Irrevocable Proxy


           The undersigned stockholder of Hayes Wheels
International, Inc., a Delaware corporation (the "Company"), hereby irrevocably appoints Messrs. Horst Kukwa-Lemmerz, Wienand Meilicke and William Groll, or any other designee of Mr. Kukwa-Lemmerz, the attorneys-in-fact and proxies of the undersigned, each with full power of substitution, to attend any meeting (whether annual or special or both) of the stockholders of the Company, including any adjournment or postponement thereof, on behalf of the undersigned, and at such meeting, with respect to all shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") owned by the undersigned on the date hereof and all shares of Company Common Stock or preferred stock of the Company acquired hereafter that are entitled to vote at such meeting or over which the undersigned has voting power (and any and all other shares of Company Common Stock and preferred stock of the Company or other securities issued on or after the date hereof in respect of any such shares), including, without limitation, the shares of Company Common Stock indicated in the last paragraph of this proxy to vote (A) in favor of the approval and adoption of (i) the issuance of the shares of Company Common Stock into which the shares of Series A Convertible Participating preferred stock, par value $.01 per share, of the Company ("Series A Preferred Stock") issued and delivered to the Lemmerz Shareholders (as defined below) pursuant to the Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, among the Company, Cromodora S.p.A., Lemmerz Holding GmbH ("Lemmerz Holding") and the shareholders of Lemmerz Holding (the "Lemmerz Shareholders") will be convertible and (ii) the amendment of the Restated Certificate of Incorporation of the Company to change the name of the Company to Hayes Lemmerz International Inc. (collectively, the "Stockholder Approval Matters") and (B) as recommended by the Board of Directors of the Company on all other matters brought before the Company stockholders at any such meeting or, if the Board shall not make such a recommendation on any such matter, in the same manner as the proxy holders appointed by the Board shall vote.

           The undersigned affirms that this proxy is issued in connection with the Purchase Agreement to facilitate the transactions contemplated thereunder and in consideration of the Lemmerz Shareholders entering into the Purchase Agreement and as such is coupled with an interest and is irrevocable. This proxy will terminate upon the earlier to occur of (1) approval and adoption by the Company stockholders of the Stockholder Approval Matters, (2) the termination of the Purchase Agreement in accordance with its terms and (3) any failure by the attorneys and proxies appointed hereby or their substitutes to attend a stockholders' meeting upon duly given notice and vote as specified in clauses (A) and (B) above.

           By execution and delivery of this proxy, the undersigned agrees that until the termination of this proxy, it will not sell, transfer or otherwise dispose of any shares of Company Common Stock or preferred stock of the Company owned by the undersigned unless the purchaser or transferee of such shares agrees in writing (a copy of which shall be delivered by the undersigned to the Lemmerz Shareholders) prior to such sale, transfer or disposition to be bound by and subject to the provisions contained in this proxy.


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           All authority herein conferred or agreed to be conferred
shall survive the dissolution or liquidation of the undersigned and any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. This proxy revokes any and all other proxies heretofore granted by the undersigned to vote or otherwise to act with respect to any of the shares to which this proxy relates. The undersigned will not give any subsequent proxy (and such proxy if given will be deemed not to be effective) with respect to such shares that purports to grant authority within the scope of the authority hereby conferred, except on the express condition that such proxy shall not be effective unless and until this proxy shall have terminated in accordance with its terms. This proxy shall be governed by the laws of the State of Delaware.

           As of the date hereof, the undersigned owns or possesses voting power with respect to __________________ shares of Company Common Stock.


                                   [Name of Entity]

                                   By:___________________________
                                      Name:
                                      Title:


Dated:__________________, 1997




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